UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 5, 2018

Forterra, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-37921	37-1830464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

511 East John Carpenter Freeway, 6th Floor, Irving, TX	75062
(Address of Principal Executive Offices)	(Zip Code)

(469) 458-7973
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 5, 2018, certain wholly-owned subsidiaries of Forterra, Inc. (the “Company”) entered into an Exchange Agreement and an Amended and Restated Master Lease with Pipe Portfolio Owner (Multi) LP (the “U.S. Landlord”), the United States landlord under the Company’s existing sale-leaseback transaction, and certain wholly-owned subsidiaries of the Company entered into an Exchange Agreement with FORT-BEN Holdings (ONQC) Ltd. and FORT-NOM Holdings (ONQC) Ltd., (the “Canadian Landlord”) and an Amended and Restated Master Lease with FORT-NOM Holdings (ONQC) Ltd., the Canadian landlord in the Company’s existing sale-leaseback transaction (collectively, the “Exchange Transaction”). Under the Exchange Agreement between the Company and the U.S. Landlord, the Company exchanged ownership of a ductile iron pipe facility located in Bessemer, Alabama used in its Water Pipe & Products segment for ownership of 21 facilities used in its Drainage Pipe & Products segment that were previously included in the sale-leaseback transaction. Under the Exchange Agreement between the Company and the Canadian Landlord, the Company exchanged ownership of a smaller diameter ductile iron pipe facility located in Bessemer, Alabama used in its Water Pipe & Products segment for ownership of three Canadian concrete pressure pipe facilities that were previously included in the sale-leaseback transaction. The Canadian Buyer is expected to transfer ownership of the property it received in the Exchange Transaction to the U.S. Buyer. No cash changed hands in the Exchange Transaction.

Under the Amended and Restated Master Leases, the Company will lease a total of 24 properties from the U.S. Buyer and a total of 3 properties from an affiliate of the Canadian Buyer, each for an initial term of 25 years, through June 30, 2043, followed by one optional renewal term of 9 years, 11 months that may be exercised at the Company’s option. The initial base rent under the U.S. Amended and Restated Master Lease is $17.1 million per annum, payable monthly, and is subject to a 2% annual increase during the initial term. If the Company elects to extend the term of the U.S. Amended and Restated Master Lease, the base rent for the first year of the extension will be the greater of 95% of the fair market value of the properties and an amount equal to 102% of the prior year’s base rent, subject to an annual increase based on changes in the Consumer Price Index, but capped at 4%. The U.S. Amended and Restated Master Lease restricts the Company’s use of the U.S. properties to heavy manufacturing, industrial, and other related uses. The Company cannot sublease or assign the properties covered by the U.S. Amended and Restated Master Lease without the prior written consent of the U.S. Landlord and subject to certain other restrictions. The terms of the Canadian Amended and Restated Master Lease are similar to those of the U.S. Amended and Restated Master Lease described above, except that the initial base rent is $1.2 million (CAD) per annum. The Company’s aggregate liability in connection with its representations, warranties, covenants and indemnification and other obligations is $5.0 million under each of the U.S. Exchange Agreement and the Canadian Exchange Agreement, subject to limited exceptions.

The sale leaseback, as amended by the Exchange Transaction, was assessed under Financial Accounting Standards Board Accounting Standards Codifications 360 and 840 to determine the proper accounting treatment and classification. Beginning in October 2016, the Company’s sale-leaseback had qualified for sales recognition and was classified as an operating lease, but following the Exchange Transaction, the Company will account for the sale-leaseback as a financing obligation liability.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1
Amended and Restated Master Land and Building Lease dated June 5,2018 between Pipe Portfolio Owner (Multi) LP, Forterra Pipe & Precast, LLC, Forterra Concrete Products, Inc., United States Pipe and Foundry Company, LLC, and Forterra Concrete Industries, Inc.

10.2	Amended and Restated Material Land and Building Lease dated June 5, 2018 between FORT-NOM HOLDINGS (ONQC) INC. and Forterra Pipe & Precast, Ltd.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forterra, Inc.

/s/ Lori M. Browne
Lori M. Browne
Executive Vice President, General Counsel and Secretary
Date: June 11, 2018